EXHIBIT 10.6


                             SECOND
                      AMENDED AND RESTATED
              LIMITED LIABILITY COMPANY AGREEMENT
                              OF
                 FOODMASTER INTERNATIONAL L.L.C.


          THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT ("Agreement") is made and entered into as of this 15th day of November, 1999 by and between (i) API DAIRY

PARTNERS L.P. ("API I") and AGRIBUSINESS PARTNERS INTERNATIONAL

L.P. II ("API II"), both of which are limited partnerships

organized and existing under the laws of the State of Delaware,

with their principal offices at 1004 Farnam Street, Omaha,

Nebraska, 68102 (API I and API II hereinafter collectively

referred to as "API"), and (ii) DEVELOPED TECHNOLOGY RESOURCE,

INC., a Minnesota corporation organized and existing under the laws of the State of Minnesota with its principal office at 7300

Metro Boulevard, Suite 550, Edina, Minnesota, 55439 (hereinafter referred to as "DTR").

                           WITNESSETH

          WHEREAS, API I is a holding company formed to hold

dairy investments made by Agribusiness Partners International,

L.P., which is an investment fund formed for the purpose of

investing in agribusiness in the former Soviet Union and which is guaranteed by the Overseas Private Investment Corporation

("OPIC") and governed by an OPIC financing agreement;

          WHEREAS, API II is an affiliate of API I and has also

been formed for the purpose of investing in agribusiness in the former Soviet Union, but which is not guaranteed by OPIC;

          WHEREAS, API and DTR entered into that certain Limited

Liability Company Agreement, dated as of March 3, 1997, as

amended by that certain Amended and Restated Limited Liability

Company Agreement, dated as of September 11, 1998 (as amended,

the "Original Agreement"), pursuant to which API and DTR

established and operated Foodmaster International L.L.C., a

Delaware limited liability company (the "Company").

          WHEREAS, API and DTR and the Company entered into that

certain Management Agreement, dated as of March 3, 1997, as

amended by that certain Amended and Restated Management

Agreement, dated as of September 11, 1998 (as amended, the

"Management Agreement");

          WHEREAS, the Company and DTR are terminating the

Management Agreement effective as of the date of this Agreement;

and





          WHEREAS, API and DTR desire to amend and restate the

Original Agreement as set forth herein.

          NOW, THEREFORE, for and in consideration of the

premises and mutual covenants set forth herein, the parties

hereto agree as follows:

                           ARTICLE I

                          DEFINITIONS

     1.1  Certain Defined Terms.  In addition to the other terms defined in this Agreement, the following terms shall have the respective meanings set forth below:

          (a)  "Affiliate" means, with respect to any Member, any

person or entity directly or indirectly controlling, controlled by, or under common control with such Member, as the case may be.

          (b)  "Capital Contribution" means, with respect to any

Member, the amount of capital contributed by such Member to the

Company as set forth in Article 3 hereof.

          (c)  "Dollars" means the lawful currency of the United

States of America.

          (d)  "GAAP" means generally accepted accounting

principles as used in the United States.

          (e)  "Interest" means the ownership interest of a

Member in the Company (which shall be considered personal

property for all purposes), consisting of (i) such Member's right to receive profits, losses, allocations, and distributions, (ii)

such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware

Act, and (iii) such Member's other rights and privileges as

herein provided.

          (f)  "Members" means API and DTR and all other persons

who may become Members of the Company as provided herein.

          (g)  "Percentage Interest" means the interests of API

and DTR as determined pursuant to Section 5.2.  The Percentage

Interests of API I an API II, shall be equal to ninety-five

percent (95%) and five percent (5%), respectively, of API's

Percentage Interest as determined pursuant to the terms of this

Agreement.

     1.2  Other Definitional Provisions.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular; references to the singular include the plural; and references to the masculine gender include the feminine and neuter genders.  The words "hereof", "herein", and similar terms refer to this Agreement as a whole.  The term


"including" is not limiting and the term "or" has the inclusive meaning represented by the term "and/or."


                           ARTICLE II

                          THE COMPANY

     2.1  Purposes and Activities.  The business and purpose of the Company shall be to produce, package and distribute high-

quality branded dairy and juice products, and such other products as are unanimously agreed to by the Members, in the former Soviet

Union.

     2.2  Registered Office/Registered Agent.  The registered

office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware, 19801, and the

registered agent of the Company for service of process at such address shall be The Corporation Trust Company (or such other registered office and registered agent as the Members may from time to time select).

     2.3  Term.  The Company shall dissolve in accordance with

the provisions of Section 7.1.

                          ARTICLE III

                       CAPITAL STRUCTURE

     3.1  Capital Contributions.  As of the date of this

Agreement, API has made Capital Contributions to the Company in the amount of Twelve Million Dollars ($12,000,000) and DTR has made Capital Contributions to the Company in the amount of Four

Million Dollars ($4,000,000).

     3.2  Additional Capital Contributions.  Except as

unanimously agreed to by the Members, no Member shall be required or permitted to make any additional Capital Contributions to the

Company or any subsidiary thereof.

     3.3  Return of Capital.  No Member has a right to withdraw its Capital Contribution except upon liquidation of the Company or as otherwise provided for in this Agreement.  No interest shall accrue or be paid by the Company with respect to any

Capital Contribution.

                           ARTICLE IV

                           MANAGEMENT

     4.1  Management/Voting.

     (a)  The management of the Company shall be vested in a

Board of Directors (the "Board") consisting of five (5) members,

three (3) of whom shall be appointed by API and two (2) of whom shall be appointed by DTR.  The Board may appoint, employ, or otherwise contract with any persons or entities for the

transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Board may

delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the

Company as the Board may from time to time deem appropriate.

     (b)  With respect to all matters submitted to a vote of the

Members, API shall be entitled to cast seventy percent (70%) of all votes and DTR shall be entitled to cast thirty percent (30%)

of all votes.

     4.2  Removal/Vacancy.  Any Director may be removed by the

Member appointing such Director.  Upon the death, retirement or removal of any Director, the Member appointing such Director may appoint a replacement.

     4.3  Actions by the Board.  Except as otherwise specified in this Agreement, any action to be taken or approved by the Board requires the approval of a majority of the Directors.

     4.4  Committees of the Board.  The Directors may appoint

from among their number one or more committees and may delegate to such committee any of the powers of the Directors.

     4.5  Meetings of Board.  Meetings of the Board may be called by any Director provided that the Board shall meet at least once during each calendar quarter.  Three (3) Directors shall

constitute a quorum for the transaction of business and

notwithstanding any vacancy on the Board, a quorum may exercise all powers of the Board.  Meetings of the Board shall be held at such time and place as determined by the Board.  Notice of such meetings shall be provided to each Director at least ten (10)

days prior to the meeting.  The Board may act without a meeting provided that such action is consented to in writing by each

Director then in office.  Directors may participate in any

meeting of the Board by conference call or similar communications equipment by means of which all persons can hear each other, and participation by such means shall constitute attendance at such meeting.

     4.6  Distribution.  Distributions to Members shall be made in such amounts and at such times as determined by the Board based on the budget and business plan in effect and on the

current and expected cash flow needs of the Company.

     4.7  Financial Statements.

          (a)  Unless the Board determines otherwise, the Company

shall cause annual audited financial statements for the Company to be prepared in accordance with GAAP and provided to Members within ninety (90) days of the end of the Company's fiscal year.

Unless the Board determines otherwise, the Company shall also cause an audit to be performed on an annual basis of each entity controlled by the Company which audit shall be performed in

accordance with GAAP and in accordance with any applicable local accounting principles and practices.

          (b) The Company shall cause monthly financial

statements for the Company to be prepared and provided to Members by the end of the calendar month immediately following the

calendar month with respect to which the financials are prepared.

     4.8  Extraordinary Actions.  In addition to other actions

identified herein requiring unanimous approval of the Members,

the Company shall not, without the approval of each Member which approval shall not be unreasonably withheld, (i) sell or

otherwise dispose of all or substantially all of its assets, or

(ii) undertake any new investment projects.  For purposes of determining the reasonableness of a Member in providing or

withholding approval under this Section 4.8, the Member shall be permitted to take into account the impact of the proposed action on such Member.

     4.9  Interested Party Transactions.  Subject to the

provisions of the following sentence, the Company shall not enter into contract, arrangement or transaction with any Member or any

Affiliate of any Member unless such contract, arrangement or transaction is approved by each of the Members or all of the

Directors then in office.  The provisions of the foregoing

sentence shall not apply to any contract, arrangement or

transaction pursuant to which the Company reimburses a Member for providing goods or services to the Company provided that the amount of such reimbursement is no greater than such Member's cost of providing such goods or services, including reasonable overhead.

     4.10 Inspection Rights.  Each Member shall have the right,

at all reasonable times during usual business hours, to audit,

examine, and make copies of or extracts from any books, records,

or other papers of the Company.  Such right may be exercised through any agent or employee of such Member designated by the

Member.  Each Member shall bear all expenses incurred in any examination made by or on behalf of such Member.

                            ARTICLE V

                ALLOCATIONS/PERCENTAGE INTERESTS

     5.1  Allocations.  All items of Company income, gain, loss,

deduction, credit, or the like shall be allocated among the

Members in accordance with their respective Percentage Interests

(as adjusted pursuant to Section 5.2) as of the end of the fiscal year with respect to which such items were incurred.

     5.2  Percentage Interests.  (a) Subject to adjustment

pursuant to subparagraph (b), the Percentage Interest of API shall be seventy percent (70%) and the Percentage Interest of DTR shall be thirty percent (30%).

          (b)  It is the intent of the Members that, upon the

sale, transfer, liquidation or other disposition by API of its

Interest, DTR's Percentage Interest shall be increased to the extent that API earns an actual Internal Rate of Return over the term of its investment in the Company ("IRR") in excess of thirty-

five percent (35%).  To effect the foregoing, in the event that

API's IRR, calculated as of the date that API sells, transfers,

liquidates, or otherwise disposes of its Interest ("Termination

Date") exceeds thirty-five percent (35%), DTR's Percentage

Interest shall be increased in accordance with the following formula:  for each percentage point (or portion thereof) by which

API's IRR exceeds thirty-five percent (35%), DTR's Percentage

Interest shall be increased (and API's Percentage Interest

correspondingly reduced) in the ratio of one percentage point for each two percentage points by which API's IRR exceeds thirty-five percent (35%).  The calculation of API's IRR shall be based upon actual cash amounts received by API as of the Termination Date and the actual value received by API with respect to the sale,

transfer, liquidation or other disposition of its Interest,

calculated as of the Termination Date.  Notwithstanding the

foregoing, the increase of DTR's Percentage Interest pursuant to this Section 5.2(b) shall not exceed six percent (6.0%).

          (c)  The adjustment of Percentage Interests pursuant to

this Section 5.2 shall not alter the voting/management provisions contained in this Agreement.


                           ARTICLE VI

               ADMISSION OF NEW MEMBERS/TRANSFERS

     6.1  New Members. Additional Members shall not be admitted in the absence of unanimous consent of the existing Members

except as provided herein.

     6.2  Transfers to Third Parties.  Except as otherwise

provided in this Agreement, no Member may sell, assign, pledge,

or otherwise transfer or encumber (collectively "transfer") all or any part of its Interest and no transferee of all or any part of any Member's Interest shall be admitted as a substituted

Member, without the unanimous consent of all Members.

     6.3  Right of First Refusal.  If any Member receives a bona fide offer (an "Offer") from a third party (the "Offeror") to sell any or all of it's Interest and that the Member wishes to accept, such Member shall give written notice (the "Notice")

thereof to the other Member(s) no latter than the earlier of five days after receipt or thirty (30) days prior to the date of the proposed sale of the Interest which notice shall include all material terms and conditions of the offer and the identity of the Offeror.  The other Member(s) shall then have the right and option, but not the obligation, to purchase the Interest, on the terms and conditions and on the proposed sale date set forth in the Notice.  The option provided for herein shall be exercisable by the Member(s) within thirty (30) days after receipt of the

Notice.  If the option is not exercised within the option period,

then the Member receiving the Offer shall have the right for a period of thirty (30) days following the expiration of such

option period to sell any or all of its Interest subject to the

Offer, free and clear of the restrictions or limitations of this

Agreement; provided, however, that such sale may be only to the original Offeror and on the same material terms and conditions contained in the Offer; and provided further, that such Offeror shall agree in writing to be bound by all of the terms and

conditions of this Agreement.  If any or all of the Interest is not sold pursuant to the provisions of this Section 6.3 prior to the expiration of the thirty (30) day period specified in the immediately preceding sentence, such Interest shall become

subject once again to the provisions and restrictions hereof.

     6.4  Tag Along Right.

          (a)  If API proposes, in a single transaction or a

series of transactions, to sell any of its Interest, then DTR shall have the right to join in such sale on a pro rata basis as hereinafter provided.

          (b)  Prior to the sale by API of any portion of its

Interest (the "Disposition Percentage"), API shall cause the party that proposes to acquire such Interest (the "Proposed

Purchaser") to offer (the "Purchase Offer") in writing to DTR to purchase a portion, at least equal to the Disposition Percentage,

of DTR's Interest.  Such purchase shall be made on the same terms and conditions as the Proposed Purchaser has offered to purchase the Interest of API.  DTR shall have thirty (30) days from the receipt of the Purchase Offer in which to accept such Purchase

Offer.

     6.5.  Bring Along Right.

          (a) If, at any time after the date of this Agreement,

API shall determine to sell all of its Interest in a bona fide arm's-length transaction to a third party, then, upon written request of API, DTR shall sell, or cause to be sold, to such third party all of the Interest owned by DTR, provided that DTR shall not be obligated to sell its Interest pursuant to this

Section 6.5 except on terms and conditions that are no less

favorable than those pursuant to which API sells its interest,

taking into account the total consideration received by API in the overall transaction pursuant to which API sells its interest and reasonably attributable to API's Interest.

          (b) In connection with any transaction to which Section

6.5(a) applies, API shall send written notice (the "Sale Notice")

to DTR, setting forth the terms and conditions pursuant to which the third party purchaser will acquire API's Interest, including the closing date of the sale, which shall be at least fifteen

(15) days following the date of the Sale Notice.  Not later than the closing date of such sale, the third party purchaser shall deliver payment for the Interest of DTR against the receipt of all documents reasonably requested by such third party purchaser to transfer ownership of DTR's Interest.

     6.6  Transfer of Interest.  At any time after January 1,

2003, either Member will, at the request of the other Member,

cooperate, in all commercially reasonable respects, with the requesting Member in the sale of its Interest to a third party,

subject to the provisions of Sections 6.2, 6.3 and 6.4 or

cooperate, in all commercially reasonable respects, in an initial public offering ("IPO") of Interests in the Company.

                           ARTICLE VII

              TERMINATION OF AGREEMENT/LIQUIDATION

     7.1  Termination of Agreement.  This Agreement shall

terminate and the Company shall be liquidated (i) upon the

unanimous agreement of the Members, or (ii) upon the withdrawal,

bankruptcy, or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any

Member in the Company under Delaware law unless the remaining

Members unanimously agree to continue the business of the Company within ninety (90) days of such event.  Upon termination, this

Agreement shall be of no further force and effect provided that the indemnification provisions of Section 12.1 and the

confidentiality provision contained in Section 8.2 shall continue in full force and effect.


                          ARTICLE VIII

                NON-COMPETITION/CONFIDENTIALITY

     8.1  Non-competition.

          (a)  Subject to the provisions of the following

sentence, neither DTR, nor any Affiliate thereof, shall directly or indirectly own, manage, invest or participate in any

corporation, partnership, joint venture or other enterprise

involved in the production or distribution of dairy or juice products in Kazakstan, Ukraine, or Moldova except through the

Company.

          (b)  API shall not directly or indirectly own, manage,

invest or participate in any corporation, partnership, joint venture or other enterprise involved in the production or

distribution of dairy or juice products in Kazakstan, Ukraine, or

Moldova  except through the Company.  The prohibition contained in this Section 8.1(b) shall not apply to (i) API's investment in the Borisoglebsk project, or (ii) any investment by API in any project provided that API does not participate in the management of such project.

     8.2  Confidentiality.

          (a)  Unless otherwise specifically agreed by API and

DTR, during the term of this Agreement and for a period of five

(5) years thereafter, the Company and each Member shall maintain in confidence, and shall refrain from using or disclosing, all

Confidential Information.  For the purposes of this Section 8.2,

"Confidential Information" means all know-how, financial data,

technical data (including the terms of the transactions

contemplated in this Agreement), trade secrets or other

confidential information that the Company has disclosed to any

Member, or that a Member has disclosed to any other Member or the

Company, under or in connection with this Agreement.  The Company and each Member shall cause its directors, current and past

employees, agents and contractors to refrain from using or

disclosing any Confidential Information in any manner, except as expressly permitted by this Section 8.2.

          (b)  Notwithstanding the foregoing, this Section 8.2

shall not restrict the use or disclosure of Confidential

Information to the extent that:

               (i)  the information becomes generally available

to the public without breach of this Section 8.2;

               (ii)  the recipient lawfully obtains the

information from a third party who is not subject to the terms of this Agreement;

               (iii)  the recipient has independently developed

the information prior to disclosure; or

               (iv)  applicable law requires disclosure of the

information to governmental, legislative or judicial authorities,

provided that the recipient shall give prior notice to the

disclosing party and use its best efforts to require such

authorities to continue to accord confidential treatment to the information.

          (c)  Notwithstanding the foregoing, this Section 8.2

shall not restrict the use or disclosure of Confidential

Information to the extent necessary to permit either API or DTR to undertake any project not prohibited by the provisions of

Section 8.1.

                           ARTICLE IX

                         FORCE MAJEURE

     9.1  Force Majeure Defined.  "Force Majeure" means the

occurrence of circumstances beyond the reasonable control of the

Member affected, and which such Member could not have prevented by the exercise of reasonable diligence.  Events of Force Majeure include:

          (a)  earthquakes, floods, fires or other natural

physical disasters; wars or hostilities; riots or civil

disturbances; acts of terrorism or sabotage; governmental

regulations, decrees or actions; and legislative or judicial actions; or

          (b)  actions of any persons or groups of persons (i)

with the purpose of obtaining money or property from the Company or from employees or representatives of the Company by coercion or intimidation; (ii) threatening the life and/or health of

employees or representatives of the Company; or (iii) causing or threatening to cause material loss to the Company, provided that adequate evidence of such circumstances is presented to the

satisfaction of the other Members; or

          (c)  actions of any governmental authority to seize,

confiscate, expropriate or nationalize the Interest of any Member or its share in the Company or any property of the Company, or otherwise to prevent any Member from exercising its rights with respect to the Company as set forth in this Agreement or

applicable law in force on the date hereof.

     9.2  Effect of Force Majeure.  If an event of Force Majeure causes a Member's failure or delay in its performance of any obligations under this Agreement, then such failure or delay shall be excused (and thus shall not constitute a breach of this

Agreement for as long as the Force Majeure remains in effect).

     9.3  Notice of Force Majeure.  A Member that fails or delays to perform any obligations under this Agreement due to Force

Majeure shall so notify the other Members in writing, as promptly as possible after such occurrence.  The notice shall describe the nature of the Force Majeure, furnish adequate evidence of the existence and circumstances of the event of Force Majeure and, to the extent possible, estimate its duration and its likely effects on the Member's performance of its obligations under this

Agreement.

     9.4  Cessation of Force Majeure.  A Member whose performance is affected by a Force Majeure shall use its best efforts to terminate the effects of such Force Majeure.  Upon the cessation of the Force Majeure, the affected Member shall resume


performance of its obligations as soon as possible.  The affected


Member shall notify the other Members as soon as it learns that the Force Majeure has ceased or appears likely to cease.


                            ARTICLE X

                     RESOLUTION OF DISPUTES

     10.1 Arbitration.  Any dispute, claim or grievance arising out of or relating to the interpretation or application of this

Agreement, or to the breach, termination of validity thereof,

shall be settled by arbitration in accordance with the then-

current Center for Public Resources Rules of Non-Administered

Arbitration of Business Disputes, by a sole arbitrator.  The arbitration shall be governed by the United States Arbitration

Act, 9 U.S.C.  et seq.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction

thereof.  The place of the arbitration shall be a neutral city in the midwestern United States.





                           ARTICLE XI

                 REPRESENTATIONS AND WARRANTIES

     11.1 API.  API I and API II each represent and warrant to

DTR:

          (a)  It is a limited partnership duly organized,

validly existing and in good standing under the laws of the State of Delaware.  It has the power and authority to own, lease, and operate its assets, properties, and businesses and to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part, and this Agreement is legally binding upon it in accordance with its terms.

          (b)  The execution, delivery, and performance by it of

this Agreement and the transactions contemplated hereby will not

(i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator

applicable to it; (ii) result in a material breach of or

constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which it is a party or by which it is bound; or (iii) violate any provision of law

applicable to it, the violation of which is likely to have a material adverse effect on the business, operations or condition

(financial or otherwise) of it or the Company.

     11.2 DTR.  DTR represents and warrants:

          (a) DTR is a corporation duly organized, validly

existing and in good standing under the laws of the State of

Minnesota.  DTR has the corporate power and authority to own,

lease and operate its assets, properties, and business and to enter into this Agreement and to carry out its obligations

hereunder.  The execution, delivery, and performance of this

Agreement by DTR have been duly authorized by all necessary

corporate actions on the part of DTR, and this Agreement is

legally binding upon DTR in accordance with its terms.

          (b)  The execution, delivery, and performance by DTR of

this Agreement and the transactions contemplated hereby will not

(i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator

applicable to DTR or the Articles of Incorporation or Bylaws of

DTR; (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which DTR is a party or by which DTR is bound; or (iii) violate any provision of law applicable to DTR,

the violation of which is likely to have a material adverse

effect on the business, operations or condition (financial or otherwise) of DTR or the Company.

          (c)  DTR had at the time of contribution, full legal

right to transfer and assign all rights and properties

contributed to the Company as Capital Contributions, free and clear of mortgage, pledge, claim, lien charge, obligation,

liability (including liability for taxes) or other encumbrances,

and the Company has received full legal and beneficial title to all such rights and properties.

                          ARTICLE XII

                        INDEMNIFICATION

     12.1 Extent of Responsibility for Damages.  Each Member

shall indemnify and hold harmless the other Member for losses,

claims, damages, liabilities, including without limitation

reasonable legal and other expenses incurred in connection with investigating any loss, claim, damage or liability, that such

Member may incur or suffer by reason of (i) any inaccuracy in any representation or the breach of any warranty made by the Member hereunder, or (ii) the failure of such Member to fully perform or observe any term, provision, covenant, agreement to be performed under this Agreement.

     12.2 Indemnification of Members and Directors.  The Company

shall indemnify and hold harmless each Member and its Affiliates and each Director (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities of any kind whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation,

or termination of the Company, or the Indemnified Person acting as a Member or Director of the Company, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company, provided that no Indemnified Person shall be entitled to indemnification to the extent that liability

otherwise indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct, or (ii) any transaction from which such Indemnified

Person derived improper personal benefit.

     12.3 Limitation of Liability.  No Member shall have any

personal liability whatsoever to the Company or any other Member on account of such Member's status as a Member or by reason of such Member's acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member against any liability to the Company or the Members to which such Member would

otherwise be subject by reason of (i) any act or omission of such

Member that involves actual fraud or willful misconduct or (ii)

any transaction from which such Member derived improper personal benefit.

                          ARTICLE XIII

                       GENERAL PROVISIONS

     13.1 Limitation on Liability.  The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and

liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member.

     13.2 Tax Treatment.  It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state,

local, and foreign income tax purposes.  The Members agree to take all reasonable actions, including the amendment of this

Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive

"partnership" treatment for federal, state, local, and foreign income tax purposes.

     13.3 Cooperation.  The parties hereto shall in good faith

undertake to perform their obligations under this Agreement.

Upon execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order to more effectively carry out the intent of this

Agreement.

     13.4 Notices.  Except as otherwise provided in this

Agreement, any and all notices, consents, waivers, directions,

requests, votes or other instruments or communications among the

Members, Member representatives and the Company under this

Agreement shall be communicated and be effective only if the original is sent in writing by hand or by registered mail, and a copy is sent by telex or facsimile.  Any notice so given shall be deemed to have been received as of the date the original is

received, or as of the date on which a copy was sent by telex or facsimile and a confirmation of receipt indicated on the sending telex or facsimile machine, whichever is earlier.

     13.5 Applicable Law.  This Agreement shall be governed by

and interpreted in accordance with the substantive law of the

State of Delaware.  The Company shall be governed by and operate in accordance with the applicable legislation of Delaware.

     13.6 Severability.  In case one or more of the provisions

contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions contained therein and any other application thereof shall not be affected or impaired in any way.

     13.7 Entire Agreement.  This Agreement sets forth the entire agreement among the Members relating to the subject matter

contained herein and shall create binding rights and obligations of the Members, and between the Members and the Company.  All other prior agreements or understandings, both written and oral,

are of no further force or effect, provided that the terms of the

Original Agreement shall remain in effect with respect to periods prior to the date of this Agreement.  This Agreement shall not be amended or replaced except by unanimous written agreement of the

Members.

     13.8 Headings.  The headings contained in this Agreement are for convenience only and shall not be used to construe or

interpret the substantive meaning or intent of any provision thereof.

     13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed in four (4) originals on the date first written above.


FOR AND ON BEHALF OF:

DEVELOPED TECHNOLOGY RESOURCE, INC.



By:
Name:  John P. Hupp
Title: President


FOR AND ON BEHALF OF:

API DAIRY PARTNERS L.P.

By Agribusiness Holding Company L.L.C.
its general partner


By:
Name:   Robert H. Peyton
Title:  President


FOR AND ON BEHALF OF:

AGRIBUSINESS PARTNERS INTERNATIONAL L.P. II

By C.I.S. Management Company L.L.C.
its general partner


By:
Name:   Robert H. Peyton
Title:  President